Exhibit 99.1

iSpecimen Reports Full Year 2022 Results

- Reported Record Quarterly Revenue of $3.2 Million, Up 28% Year-Over-Year -

LEXINGTON, MA, March 14, 2023 – iSpecimen Inc. (Nasdaq: ISPC) (“iSpecimen” or the “Company”), an online global marketplace that connects scientists in need of biospecimens for medical research with a network of healthcare specimen providers, today reported its financial and operating results for the twelve-month period ended December 31, 2022.

“At the beginning of the fourth quarter of 2022, I stepped into the role of interim CEO, and together with the Board, undertook an in depth review of iSpecimen’s operations. Based on our initial findings, the team quickly implemented several improvements that we believe contributed to our record revenue of $3.2 million for the fourth quarter of 2022, up 28% year-over-year,” said Tracy Curley, CEO and CFO. “Throughout the remainder of the quarter and into 2023, we continued with our strategic corporate review, in which we discovered a significant imbalance within our supplier network, specifically, high levels of utilization across a small subsection of suppliers. Today, I am pleased to report that with several initiatives underway by our site development department, we are gaining a much better understanding of our suppliers and their capabilities. Armed with this information, I am confident that during 2023 we will be able to materially increase our supplier utilization rates, which will allow us to increase fulfullment and ultimately result in increased revenue opportunities in 2023 and beyond.”

“In 2023 we plan to have a record level of investment in our technology, demonstrating continued commitment to our vision of our online marketplace to be transformational in our industry. Additionally, we are excited by the progress of several revenue enhancement projects, in areas that include sequencing, remnants and normal blood, as well as new initiatives with suppliers to facilitate improved coordination and utilization. We will continue to invest where necessary throughout 2023 to accelerate these revenue growth initiatives. We look forward to keeping the investment community apprised as we continue to improve our operations,” concluded Ms. Curley.

Financial & Operational Highlights

•	Revenue increased 28% to $3.2 million for Q4 2022, compared to $2.5 million for Q4 2021.
•	Unique supplier organizations under agreement were 217 as of December 31, 2022.
•	Unique customer organizations who have purchased from iSpecimen totaled 513 as of December 31, 2022, an increase of 24% from 415 at the end of 2021.
•	iSpecimen Marketplace had nearly 6,703 registered research and supplier users as of December 31, 2022, up 29% over Q4 2021.

Recent Corporate Updates

•	Launched the new self-service Open Feasibilities Dashboard on iSpecimen Marketplace®, allowing supplier partners to review potential future research projects at any time and initiate their interest by submitting a proposal
•	Appointed Joseph J. Basile to Board of Directors. Mr. Basile is a sought-after strategic advisor, an accomplished business leader, a skilled negotiator, a trained mediator and a recognized expert in M&A, restructuring and governance.
•	Named Tracy Curley as permanent Chief Executive Officer. Ms. Curley was previously appointed Interim CEO in September 2022.
•	Appointed Eric Langlois as Chief Revenue Officer. Mr. Langlois will manage a restructured commercial team aimed at executing on Company initiatives.

•	Added and onboarded seven new biospecimen providers to the iSpecimen Marketplace®, for both banked and prospectively collected specimens. These new suppliers will allow iSpecimen to improve global access to vital biospecimens and data needed to help advance research in oncology, autoimmune diseases, infectious diseases, cardiovascular diseases and more.
•	Named to Fast Company‘s annual list of the World’s Most Innovative Companies as part of the biotech category for 2023.

Financial Results for the Full Year 2022

Revenue for the full year 2022 was approximately $10.4 million, compared to approximately $11.1 million for the full year 2021. The reduction in revenue year-to-year was primarily due to a decrease in COVID revenue, which was partiall offset by an increase in non-COVID revenue.

Cost of revenue was approximately $4.8 million for the full year 2022, compared to approximately $5.2 million for the full year 2021. The decrease was primarily attributable to the 31% decrease in average cost per specimen from $252 for the year ended December 31, 2021 to $173 for the year ended December 31, 2022.

General and administrative expenses were approximately $6.9 million for the full year 2022, compared to approximately $5.6 million for the full year 2021. The increase was primarily attributable to increases in executive severance costs, payroll and related expenses, taxes and insurance, software and subscriptions costs, utilities and facilities expenses, marketing and advertising costs, other general expenses, offset by decreases in bad debt and depreciation and amortization expenses.

Net loss was approximately $10.2 million, or $(1.16) per share, for the full year 2022, compared to net loss of approximately $9.0 million, or $(2.09) per share, for the full year 2021.

Cash was approximately $15.3 million as of December 31, 2022, compared to approximately $27.7 million as of December 31, 2021. Average cash burn per quarter for 2022 was $2.2 million, excluding a loan repayment of $3.5 million.

*The financial information presented in this press release is based on preliminary unaudited financial statements prepared by management, for the year ended December 31, 2022, and is fully qualified by the section in this press release entitled ‘Disclaimer Regarding Financial Information.’

Conference Call and Webcast Information

The Company will host a conference call and audio webcast today, March 14, 2023 at 8:30 a.m. Eastern Time featuring remarks by Tracy Curley, CEO.

Event:	iSpecimen Full Year 2022 Results Conference Call

Date:	Tuesday, March 14, 2023

Time:	8:30 a.m. Eastern Time

Live Call:	+1-844-826-3033 (U.S. Toll Free) or +1-412-317-5185 (International)

Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1597531&tp_key=8e160f088e

For interested individuals unable to join the conference call, a replay will be available through March 28, 2023, at +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International). Participants must use the following code to access the replay of the call: 10175632. An archived version of the webcast will also be available on iSpecimen’s Investor Relations site: https://investors.ispecimen.com/presentations/.

About iSpecimen

iSpecimen (Nasdaq: ISPC) offers an online marketplace for human biospecimens, connecting scientists in commercial and non-profit organizations with healthcare providers that have access to patients and specimens needed for medical discovery. Proprietary, cloud-based technology enables scientists to intuitively search for specimens and patients across a federated partner network of hospitals, labs, biobanks, blood centers and other healthcare organizations. For more information, please visit www.ispecimen.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are characterized by future or conditional verbs such as "may," "will," "expect," "intend," "anticipate," believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information.

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the risks factors contained in the Company's filings with the Securities and Exchange Commission, which are available for review at www.sec.gov. Forward-looking statements speak only as of the date they are made. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company's forward-looking statements occurs, the Company's business, financial condition and operating results may vary materially from those expressed in the Company's forward-looking statements.

Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Disclaimer Regarding Financial Information

The financial information presented in this press release is based on preliminary, unaudited financial statements prepared by management, for the year ended December 31, 2022. Accordingly, such financial information may be subject to change. All information contained in this press release will be qualified with reference to the audited financial results for the year ended December 31, 2022, which will be released on or before March 21, 2023, and will be posted on www.sec.gov. While the Company does not expect there to be any material changes to the financial information provided in this press release, any variation between the Company’s actual results and the preliminary financial information set forth herein may be material.

For further information, please contact:

Investor Contact

KCSA Strategic Communications

Allison Soss

iSpecimen@kcsa.com

Media Contacts

KCSA Strategic Communications

Raquel Cona / Shana Marino

iSpecimen@kcsa.com

iSpecimen Inc.

Condensed Balance Sheets

	December 31,	December 31,
	2022	2021
	Unaudited
ASSETS
Current assets:
Cash	$15,308,710	$27,738,979
Accounts receivable - unbilled	2,327,789	1,739,020
Accounts receivable, net of allowance for doubtful accounts of $230,999 and $269,170 at December 31, 2022 and 2021, respectively	1,597,915	3,002,442
Prepaid expenses and other current assets	300,434	327,035
Tax credit receivable, current portion	140,873	140,873
Total current assets	19,675,721	32,948,349
Property and equipment, net	225,852	32,781
Internally developed software, net	4,503,787	2,710,867
Operating lease right-of-use asset	184,692	—
Security deposits	27,601	27,601
Total assets	$24,617,653	$35,719,598

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,459,063	$832,678
Accrued expenses	1,531,238	1,009,803
Accrued interest	—	8,167
Operating lease - current obligation	158,451	—
Deferred revenue	132,335	654,746
Total current liabilities	4,281,087	2,505,394
Operating lease long - term obligation	27,396	—
Term loan	—	3,422,616
Total liabilities	4,308,483	5,928,010

Commitments and contingencies (See Note 8)

Stockholders’ equity
Common stock, $0.0001 par value, 200,000,000 shares authorized, 8,956,808 issued and 8,925,808 outstanding at December 31, 2022, and 8,764,479 issued and 8,733,479 outstanding at December 31, 2021	892	873
Additional paid-in capital	68,573,774	67,810,289
Treasury stock, 31,000 shares at December 31, 2022 and 2021, at cost	(172)	(172)
Accumulated deficit	(48,265,324)	(38,019,402)
Total stockholders’ equity	20,309,170	29,791,588
Total liabilities and stockholders’ equity	$24,617,653	$35,719,598

iSpecimen Inc.

Condensed Statements of Operations

	Years Ended December 31,
	2022	2021
	Unaudited
Revenue	$10,402,303	$11,135,303

Operating expenses:
Cost of revenue	4,756,965	5,249,013
Technology	2,656,287	1,837,882
Sales and marketing	3,445,344	2,422,743
Supply development	801,125	573,913
Fulfillment	1,995,937	1,363,522
General and administrative	6,932,727	5,613,476
Total operating expenses	20,588,385	17,060,549

Loss from operations	(10,186,082)	(5,925,246)

Other expense, net
Interest expense	(238,963)	(2,102,681)
Change in fair value of derivative liability on convertible notes	—	(271,000)
Change in fair value of derivative liability on bridge notes and bridge notes, related parties	—	1,582,700
Loss on extinguishment of bridge notes and bridge notes, related parties	—	(2,740,425)
Loss on extinguishment of convertible notes and convertible notes, related parties	—	(260,185)
Gain on extinguishment of note payable	—	788,156
Other income (expense), net	9,778	(44,531)
Interest income	169,345	11,397
Total other expense, net	(59,840)	(3,036,569)

Net loss	$(10,245,922)	$(8,961,815)

Net loss per share - basic and diluted	$(1.16)	$(2.09)

Weighted average shares of common stock outstanding - basic and diluted	8,844,307	4,287,424